Exhibit 2.1
STOCK PURCHASE AGREEMENT
dated as of August 2, 2007
by and among
LoopNet, Inc.
as Buyer,
the Stockholders of Cityfeet.com Inc.,
and
Scripps Ventures II, LLC
as the Stockholder Representative

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of August 2, 2007, by LoopNet, Inc., a Delaware corporation (“Buyer” or “the Buyer”), the stockholders (the “Stockholders”) of Cityfeet.com Inc., a Delaware corporation (the “Company”), whose names are set forth on the signature pages, and are included in Schedule A, hereto, and Scripps Ventures II, LLC, as the Stockholder Representative.
RECITAL
     Stockholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement, including aggregate payments of $15,000,000 to be made by Buyer at the Closing (as hereinafter defined) pursuant to the directions of the Stockholders as set forth herein.
     The parties, intending to be legally bound, agree as follows:
ARTICLE I
SALE AND TRANSFER OF SHARES
     1.1. Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, at the Closing (defined in Section 2.1 below) the Buyer will purchase the Shares from the Stockholders, and the Stockholders will sell and transfer the Shares to the Buyer.
     1.2. Purchase Price.
          (a) The purchase price (the “Purchase Price”) for the Shares will be $15,000,000 minus the aggregate of any payments made by the Buyer pursuant to Section 2.2(f) plus the Earnout Amount (defined below in this Section 1.2) plus the Additional Amount (defined below in this Section 1.2), to be paid to the Stockholders and the other persons designated on Schedule A as follows:
               (i) In payment of the Purchase Price and otherwise in consideration of its acquisition of the Shares, $15,000,000 minus the aggregate of any payments made by the Buyer pursuant to Section 2.2(f) will be paid at the Closing by wire transfer to a trust account in favor of the Stockholders held by counsel for the Company pursuant to the wire instructions provided by counsel to the Company to the Buyer, for allocation among the Stockholders in the manner set forth in Column 3 of Schedule A hereto.
               (ii) $1,500,000 will be paid to the persons designated on Schedule A if the Company’s aggregate EBITDA (defined below in this Section 1.2) for the quarters ending June 30, 2008 and September 30, 2008 is at least the “Target EBITDA Amount,” as defined in the Earnout Schedule agreed to and delivered separately by the parties (the “Earnout Schedule”). If such aggregate EBITDA is less than the Target EBITDA Amount, it shall be expressed as a percentage of the Target EBITDA Amount (i.e., divided by the Target EBITDA Amount), subtracted from 100% and then multiplied by 100 (the amount derived from the foregoing being the “EBITDA Percentage Shortfall”); and the $1,500,000 amount referred to above shall then be reduced by the product of $150,000 and the EBITDA Percentage Shortfall, and any remaining amount will be paid by Buyer to the persons designated on Schedule A. Accordingly, no amount shall be payable pursuant to this clause (ii) if the EBITDA Percentage Shortfall is 10 or more.
               (iii) $1,500,000 will be paid to the persons designated on Schedule A if the Company’s Revenue (defined below in this Section 1.2) for the quarters ending June 30, 2008 and September 30, 2008 is at least the “Target Revenue Amount,” as defined in the Earnout Schedule. If such aggregate Revenue is less than the Target Revenue Amount, it shall be expressed as a percentage of the Target Revenue Amount (i.e., divided by the Target Revenue Amount), subtracted from 100% and then multiplied by 100 (the amount derived from the foregoing being the “Revenue Percentage Shortfall”); and the $1,500,000 amount referred to above shall then be reduced by the product of $150,000 and the Revenue Percentage Shortfall, and any remaining amount will be paid by Buyer to the persons designated on Schedule A. Accordingly, no amount shall be payable pursuant to this clause (ii) if the Revenue Percentage Shortfall is 10 or more.
               (iv) Any amount of accounts receivable that is received by the Company within 60 days of the Closing from the parties listed on the “AR Schedule” attached hereto for invoices dated more than 180 days prior to the Closing will be paid to the persons designated on Schedule A to an account designated by the Stockholder Representative for allocation among the persons designated on Schedule A within 5 business days after the end of such 60-day period (the “Additional Amount”); provided, however, that the Additional Amount shall be reduced by the amount of any accounts payable of the Company which existed as of the Closing and were not included by the Company in its computation of working capital as of the Closing pursuant to Section 3.12.
               (v) “EBITDA” means, for the relevant period, net income plus provision for interest expense, income taxes, depreciation, amortization of goodwill and other purchased intangibles, and stock-based compensation, less interest income and other income and gain on sale of assets, determined in accordance with GAAP as applied by the Buyer consistent with the description in footnote 1 to the Buyer’s audited financial statements filed with its Form 10-K for the year 2006; provided, however, that EBITDA shall not include: (A) any expenses of the Buyer incurred in connection with the execution of this Agreement and the performance of obligations hereunder or the operation of the Company subsequent to the Closing, other than expenses actually paid by the Buyer and properly charged to the Company for the Company’s use of the Buyer’s servers and insurance expenses directly and solely related to the Company’s business; (B) any payments made or required to be made by the Company or the Buyer under this Agreement; and (C) any expenses incurred in connection with the matters described in clause (f) of the definition of the Anticipated Matter; provided further, that any products or services provided to the Company by the Buyer or any affiliate of the Buyer shall be charged to the Company in an amount no more than that the Buyer or any affiliate of the Buyer charges unrelated parties for the same or substantially equivalent products or services.

               (vi) “Revenue” means, for the relevant period, the gross revenues of the Company, determined in accordance with GAAP as applied by the Buyer consistent with the description in footnote 1 to the Buyer’s audited financial statements filed with its Form 10-K for the year 2006.
               (vii) “GAAP” means generally accepted accounting principles, and any accounting terms used herein and not otherwise defined shall have the meanings ascribed to them under GAAP.
          (b) The amounts, if any, payable to the persons designated on Schedule A pursuant to clauses (ii) and (iii) above (collectively, the “Earnout Amount”) shall be paid by the Buyer no later than November 14, 2008, but shall be subject to the provisions of the Escrow Agreement (in the form attached as Schedule B) and Article VII hereof. The Earnout Amount shall be paid to an account designated by the Stockholder Representative for allocation among the persons designated on Schedule A as specified in Column 4 of Schedule A.
          (c) If the Buyer is to make payment of less than the maximum $3,000,000 Earnout Amount (including any amounts paid into escrow pursuant to Section 6.7 hereof), Buyer shall deliver a written notice to the Stockholder Representative setting forth, in reasonable detail and accompanied by reasonable supporting documentation, the Buyer’s calculation of the Earnout Amount payable hereunder. Such notice shall be delivered to the Stockholder Representative no later than November 14, 2008. For a period of 30 days after delivery of such notice or such longer period until any dispute regarding the Earnout Amount is finally resolved, the Stockholder Representative shall be given reasonable access to such additional materials as the Stockholder Representative may reasonably request in order to confirm such calculation. If, prior to the end of such 30-day period, the Stockholder Representative does not deliver written notice to the Buyer that it disputes the Buyer’s determination of the Earnout Amount payable hereunder, the Buyer’s determination shall be final and binding upon the parties hereto. If, prior to the end of such 30-day period, the Stockholder Representative delivers written notice to Buyer that it disputes the Buyer’s determination of the Earnout Amount payable hereunder, the Stockholder Representative and Buyer shall attempt in good faith to agree upon the Earnout Amount payable hereunder within 30 days after the Buyer’s receipt of the Stockholder Representative’s written notice of such dispute (the “Negotiation Period”). If the Stockholder Representative and Buyer should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by both parties, and the Earnout Amount shall be determined in accordance with such agreement and Buyer shall, within five business days of such agreement, pay any Earnout Amount not previously paid to the persons designated on Schedule A to an account designated by the Stockholder Representative for allocation among the persons designated on Schedule A as specified in Column 4 of Schedule A. If no such agreement has been reached by the end of the Negotiation Period, either Buyer or the Stockholder Representative may demand arbitration of the matter, and the matter shall be settled by arbitration conducted by a single arbitrator, selected by mutual agreement of the Buyer and Stockholder Representative or otherwise in accordance with the then prevailing rules of the American Arbitration Association as adopted by the State of Delaware (which arbitrator shall have a finance or accounting background). The arbitration shall be conducted in Wilmington, Delaware, or such other jurisdiction as agreed to by Buyer and the Stockholder Representative. The decision of the arbitrator shall be the sole and exclusive determination of the Earnout

Amount payable hereunder and shall be enforceable in any court of competent jurisdiction. Fifty percent (50%) of the costs of such arbitration (including the fees of the arbitrator, but excluding any individual legal or other related fees incurred by either Buyer or the Stockholders) shall be paid by Buyer and fifty percent (50%) of such expenses shall be paid by the Stockholders. If the arbitrator determines (or Buyer and the Stockholder Representative otherwise agree) that the Earnout Amount is greater than the amount actually paid to the persons designated on Schedule A, then Buyer shall, within three days after such determination or agreement, make such additional payment to an account designated by the Stockholder Representative for allocation among the persons designated on Schedule A as specified in Column 4 of Schedule A.
          (d) The Buyer covenants and agrees to: (A) operate the Company as a wholly-owned subsidiary, and separate corporation, until at least September 30, 2008; (B) cause any and all transactions and allocations of corporate overhead and similar expenses between the Company, on the one hand, and the Buyer or any of its other subsidiaries or affiliates, on the other hand, to be on terms not materially less favorable to the Company than those available to it from unrelated parties providing the same or substantially equivalent products, services or other applicable consideration; and (C) operate the Company in the ordinary course in the manner substantially the same as the Company has been operated prior to the date of this Agreement; provided, however, that the Buyer shall not be deemed to have violated this clause (d) with respect to (i) any Anticipated Matter (as defined in the Earnout Schedule) or (ii) any other matter proposed by the Buyer in writing and consented to in writing on behalf of the Company by Fred Saint (or, if he is no longer employed as an officer of the Company, by the Stockholder Representative), such consent not to be unreasonably withheld or delayed (and provided that, if neither consent as to a particular matter, nor notice that such consent will not be given, is received by the Buyer within 10 business days of the date of receipt by Fred Saint or the Stockholder Representative, as applicable, of the written proposal as to such matter, such matter shall be deemed approved).
          (e) Notwithstanding anything to the contrary contained in this Agreement, in the event that Buyer shall, on or prior to September 30, 2008, directly or indirectly:
               (i) cause or permit the sale, transfer or assignment of all or substantially all of the assets or stock of the Company, or otherwise cause or permit a change of control of the Company;
               (ii) cause or permit the exclusive license of all or any significant portion of the intellectual property of the Company; or
               (iii) terminate the employment of Fred Saint (“Executive”) with the Company other than for Cause (as defined below) or cause Executive’s position or duties with respect to the Company to be materially different from his position and duties prior to the date hereof other than for Cause;
then prior to or contemporaneously with the occurrence of any such event, subject to the provisions of the Escrow Agreement and Article VII hereof, Buyer shall pay to the persons designated on Schedule A in cash by wire transfer of immediately available funds the maximum Earnout Amount payable to the Stockholders under Sections 1.2(a)(ii) and 1.2(a)(iii) as if the conditions specified therein have been fully satisfied, to an account designated by the Stockholder Representative for allocation among the Stockholders as specified in Column 4 of Schedule A. For the purpose of this Section 1.2(e), “Cause” means: (w) the conviction of a felony or any crime involving moral turpitude which is punishable by incarceration; (x) the participation in a fraud or act of dishonesty against the Company (except any such fraud or act that does not involve moral turpitude and neither results in nor would reasonably be expected to result in material harm to the Company or the Buyer); (y) the intentional material violation of any contract or agreement between the Executive and the Company; or (z) conduct that constitutes willful misconduct that results in material harm to the Company.
ARTICLE II
CLOSING
     2.1 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the principal corporate offices of LoopNet, Inc. in San Francisco, California, concurrent with the execution of this Agreement by all of the parties hereto, or at such other place as the Buyer and the Stockholder Representative may agree.
     2.2 Closing Obligations. At the Closing:
          (a) The Stockholders will deliver to Buyer certificates representing all of the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer. Each Stockholder that is a married individual shall additionally deliver to Buyer an executed Spousal Consent in the form of Schedule C.
          (b) The Buyer will deliver or will cause to be delivered to the Stockholders the sum of $15,000,000 (less the aggregate of any payments made by Buyer pursuant to Section 2.2(f)) by wire transfer to a trust account in favor of the Stockholders held by counsel for the Company pursuant to the wire instructions provided by counsel to the Company to the Buyer, for allocation among the Stockholders as specified in Column 3 of Schedule A.
          (c) The Buyer and Stockholder Representative will enter into the Escrow Agreement with the Escrow Agent designated therein, providing that up to $1,800,000, otherwise payable as all or part of the Earnout Amount, shall be paid into an escrow pursuant to the terms and conditions thereof.
          (d) The Stockholders will cause to be delivered to Buyer an opinion of the Company’s counsel, dated as of the Closing, in the form of Schedule D.
          (e) The Stockholders will cause to be delivered to Buyer a good standing certificate for the Company in the jurisdiction of incorporation of the Company dated not less than five days prior to the Closing.
          (f) All obligations of the Company set forth in Schedule F will be fully satisfied, and all payments thereunder will be made by the Buyer to a trust account held by counsel for the Company, pursuant to the wire instructions provided by counsel to the Company to the Buyer, for distribution to the payees in such amounts (subject to required withholding) as are specified in Schedule F.
          (g) Each party shall deliver to the others such additional documents and materials as any of the others may reasonably request.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS REGARDING THE COMPANY
     Subject to the provisions of Article VII hereof, the Stockholders represent and warrant to the Buyer that, except as set forth on a Disclosure Schedule delivered separately by the Company to Buyer (specifically identifying the relevant subsection hereof, except that information and disclosures contained in each schedule of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other schedules of the Disclosure Schedule to the extent that there is a cross-reference or it is reasonably apparent on the face of the Disclosure Schedule that such information and disclosures are relevant to such other schedules of the Company Disclosure Schedule, whether or not a cross reference to such other schedules is specifically made), the following representations are true and correct.
     For purposes of these representations and warranties contained in this Article III, the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following officers of the Company: Fred Saint, Steven Grebenyuk, Mohip Joarder, and Irina Osherova. In addition, for purposes of these representations and warranties, the term “the Company” shall include any subsidiaries of the Company, unless otherwise noted.
     3.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material and adverse effect upon the business, assets or financial condition of the Company (a “Material Adverse Effect”); provided, that none of the following shall be taken into account in determining whether a Material Adverse Effect exists: (A) any adverse effect that results from general economic, financial or market conditions; (B) any adverse effect arising from general conditions affecting any of the industries or industry sectors in which the Company operates; (C) any adverse effect arising from any act of terrorism, war, national or international calamity or any other similar event; (D) any adverse effect arising from any action taken by the Company with Buyer’s written consent or required by the Agreement; or (E) any adverse effect arising from any payments made or transactions contemplated by this Agreement.
     3.2 Capitalization. The authorized capital of the Company consists of:
          (a) 16,209,312 shares of voting common stock, par value $0.01 per share (“Voting Common Stock”), 3,400,000 shares of which are issued and outstanding, and 3,790,688 shares of non-voting common stock, par value $0.01 per share (“Non-Voting Common Stock”), none of which are issued and outstanding. All of the outstanding shares of Voting Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state laws.
          (b) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which (i) 800,000 shares have been designated Series A Convertible Preferred Stock, all of which are issued and outstanding, (ii) 1,978,598 shares have been designated Series A-1 Non-Voting Convertible Preferred Stock, all of which are issued and outstanding, (iii) 465,000 shares have been designated Series B Convertible Preferred Stock, all of which are issued and outstanding, (iv) 613,000 shares have been designated Series B-1 Non-Voting Convertible Preferred Stock, all of which are issued and outstanding, (v) 1 share has been designated Series C Convertible Preferred Stock, none of which is issued and outstanding, and (vi) 1,122,790 shares have been designated Series C-1 Non-Voting Convertible Preferred Stock, 1,034,558 shares of which are issued and outstanding. All of the outstanding shares of Preferred Stock have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with the Securities Act and all applicable state laws.
          (c) The outstanding shares of Common Stock and Preferred Stock are owned by the Stockholders and in the numbers specified in the Capitalization and Shareholder Table included in Schedule 3.2 of the Disclosure Schedule (the “Capitalization Table”).
          (d) Except for the conversion rights of the outstanding Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock.
     3.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
     3.4 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.
     3.5 Litigation. There is no action, suit, proceeding, arbitration, charge or investigation (“Proceeding”) pending or, to the Company’s knowledge, currently threatened against the Company. Neither the Company nor, to the Company’s knowledge, any of the Company’s officers or directors in that capacity, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Proceeding by the Company pending or which the Company has commenced preparation to initiate against any person. The foregoing includes, without limitation, Proceedings pending or threatened in writing against the Company involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business, of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
     3.6 Intellectual Property. The Company owns or possesses sufficient legal rights to all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and, to the Company’s knowledge, all patents, in each instance as used by it in connection with its business, which represent all intellectual property rights necessary to the conduct of the Company’s business as now conducted, without any known infringement of, the rights of others. The Company has not received any written communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, domain names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity, except, in either case, for communications relating to standard end-user, object code, internal-use software license and support/maintenance agreements. To the Company’s knowledge, none of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, in each case that relates to, or affects the ownership of, intellectual property developed by such employee in the course of such employee’s employment with the Company, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated, which relates to, or affects the ownership of, intellectual property developed by such employee in the course of such employee’s employment with the Company. To the Company’s knowledge, it is not and it will not be necessary to use any inventions of any of its employees made prior to or outside the scope of their employment by the Company. The Company has not embedded any open source, copy left or community source code in any of its products generally available or in development, including but not limited to any GNU or GPL libraries or code in a manner that requires the Company to make available the Company’s proprietary source code. Set forth in Schedule 3.6 of the Disclosure Schedule is a listing of all patents, trademarks and copyrights of the Company with respect which the Company has filed (or is in the process of preparing for filing) any outstanding applications, registrations or the like with any government office or agency, including a description of the status thereof.
     3.7 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Third Amended and Restated Certificate of Incorporation (“Charter”) or Bylaws, or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation applicable to the Company, in each case the violation or default of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any material assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business, operation, assets or properties.
     3.8 Agreements; Actions.

          (a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors of the Company, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, and (iv) “out-of-turn” payment agreements with certain current and former executives, in each instance, approved by the Board of Directors of the Company, all of which will be fully discharged from the payments to be made by Buyer pursuant to this Agreement, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.
          (b) There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of, $20,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company other than: (A) licenses by the Company substantially in the form of the Company’s standard form of agreement previously provided to the Buyer; and (B) the license to the Company of generally commercially available “off-the-shelf” third-party products), or (iii) the grant to any person of rights to develop, distribute, license, market, or sell the Company’s products. A Material Contracts Schedule is included in Schedule 3.8 of the Disclosure Schedule which identifies all contracts and agreements included above. True and complete copies of such contracts and agreements have been provided to the Buyer.
          (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any outstanding indebtedness for money borrowed or incurred any other outstanding liabilities (including trade payables) of a type which would be required to be included on a balance sheet prepared in accordance with GAAP individually in excess of $20,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) since December 31, 2006 sold, exchanged or otherwise disposed of any of its assets having a value in excess of $20,000. A Schedule of Liabilities is included in Schedule 3.8 of the Disclosure Schedule which sets forth all such liabilities individually in excess of $20,000 and matters otherwise described above and required to be disclosed. True and complete copies of the documentation evidencing such liabilities have been provided to the Buyer.
          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.
     3.9 Disclosure. The representations and warranties contained herein do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading.
     3.10 Related-Party Transactions. No employee, officer, or holder of 5% or more of the outstanding shares of the Company (calculated on an as-converted basis) (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (except for amounts due as salaries and bonuses under employment agreements or employee benefit plans and amounts payable in reimbursement of expenses incurred in connection with such employment). To the Company’s knowledge, none of such persons have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or which is party to any contract or agreement set forth on the Material Contracts Schedule, or any firm or corporation that competes with the Company, except that Related Parties and members of their immediate families may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, no Related Party or member of their immediate families is directly or indirectly interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.
     3.11 Title to Property and Assets. The Company owns its property and assets purported to be owned by the Company free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes and other governmental charges and assessments that are not yet delinquent or that are being contested in good faith, liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets (collectively, the “Permitted Liens”). With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets.
     3.12 Financial Statements. The Company has made available to the Buyer its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the years ended December 31, 2005 and December 31, 2006, and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the six-month period ended June 30, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with policies, methodologies, practices and assumptions believed reasonable by the Company and applied consistently at and for all dates and periods indicated therein, and in all material respects fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments that are not material in the aggregate. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2007, (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, (iii) liabilities set forth on Schedule 3.12 of the Disclosure Schedule, or (iv) liabilities incurred pursuant to or in connection with the execution, delivery or performance of this Agreement. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. At the Closing, the Company’s working capital as calculated pursuant to the “Working Capital Schedule” attached hereto is no less than $250,000. In calculating such working capital, the current assets and current liabilities of the Company have been determined in accordance with policies, methodologies, practices, and assumptions believed reasonable by the Company and applied consistently.
     3.13 Changes. Since December 31, 2006, except as disclosed in the Financial Statements or the Disclosure Schedule, there has not been:
          (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements that has had a Material Adverse Effect;
          (b) any damage, destruction or loss, whether or not covered by insurance, that has a Material Adverse Effect;
          (c) any waiver or compromise by the Company of a materially valuable right or of a material debt owed to it;
          (d) any satisfaction or discharge of any material lien, claim, or encumbrance or payment of any material obligation by the Company, except for any satisfaction or discharge that would not have a Material Adverse Effect;
          (e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;
          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
          (g) any sale, assignment or transfer by the Company of any patents, trademarks, copyrights, trade secrets or other intangible assets by the Company;
          (h) any resignation or termination of employment of any officer or key employee at or above the level of Vice President of the Company;
          (i) except in the ordinary course of business, entrance by the Company into any guaranty, endorsement, indemnity, warranty or otherwise;
          (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except for Permitted Liens;
          (k) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
          (l) any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;
          (m) to the Company’s knowledge, any other event or condition of any character that could reasonably be expected to result in a Material Adverse Effect; or

          (n) any arrangement or commitment by the Company to do any of the things described in this Section 3.13.
     3.14 Employee Benefit Plans. Schedule 3.14 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or in or to which the Company participates or contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied with all applicable laws for any such employee benefit plan.
     3.15 Tax Returns and Payments. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has fully complied with all tax withholding and similar laws in connection with the payment of compensation to employees, consultants and other service providers.
     3.16 Insurance. The Company has in full force and effect fire and casualty insurance policies in amounts which are customary for companies similarly situated to the Company.
     3.17 Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge threatened, which could have a Material Adverse Effect, nor is there, to the Company’s knowledge, any labor organization activity involving its employees. To the Company’s knowledge, none of the Company’s officer or key employees intends to terminate his or her employment with the Company, nor does the Company have any present intention to terminate the employment of any officer or key employee. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other applicable laws related to employment.
     3.18 Confidential Information and Invention Assignment Agreements. Each employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to Buyer. To the Company’s knowledge, none of the Company’s employees or consultants is in violation thereof, and the Company will use commercially reasonable efforts to prevent any such violation.
     3.19 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
     3.20 Corporate Documents. The Charter and Bylaws are in the form provided to Buyer. The copy of the minute books of the Company provided to Buyer accurately and adequately reflects all formal actions previously taken by the stockholders and board of directors of the Company, except where the failure to reflect such action would not have an adverse effect on the Company.
     3.21 Real Property Holding Corporation. The Company is not a “United States real property holding corporation” within the meaning of the Internal Revenue Code and any applicable regulations promulgated thereunder.
     3.22 Environmental and Safety Laws. The Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.
     3.23. No Brokers. No broker or finder has acted for the Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of the transactions contemplated hereby based in any way upon agreements, arrangements or understandings made by or on behalf of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS REGARDING THE
STOCKHOLDERS AND THEIR SHARES
     Each Stockholder, solely as to such Stockholder and not as to the other Stockholders, represents and warrants to the Buyer as follows (for purposes of the representations and warranties in this Article IV, the phrase “to the Stockholder’s knowledge” shall mean the actual knowledge of such Stockholder):
     4.1 Title. Such Stockholder has full legal and beneficial ownership of and title to the number and type of Shares set forth on the Capitalization Table, and the Buyer will acquire, at the Closing, full legal and beneficial ownership of, and title to, such Shares, free and clear of all liens and other encumbrances excepting only such restrictions upon transfer, if any, as may be imposed by federal or state securities laws and liens and encumbrances imposed by the Buyer (or on the Buyer’s behalf by any agent of the Buyer) in connection with this Agreement. Such Stockholder has no legal or beneficial ownership of any securities of the Company (including convertible securities, warrants and options), nor any rights to acquire any of the foregoing, other than the number and type of Shares set forth on the Capitalization Table.
     4.2 Authority to Execute and Perform Agreements. Such Stockholder has the requisite right, power and authority to enter into, execute and deliver this Agreement, and to transfer, convey and sell to Buyer at the Closing the Shares owned by such Stockholder.

     4.3 Due Authorization; Enforceability. Such Stockholder has taken all actions necessary to authorize such Stockholder to enter into and perform such Stockholder’s obligations under this Agreement. This Agreement is the legal, valid and binding obligations of such Stockholder, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.4 No Violation of Order or Law. Such Stockholder is not a party to, subject to or bound by any law or order which would prevent the execution or delivery of this Agreement by such Stockholder or the performance by such Stockholder of any obligations hereunder or thereunder.
     4.5 Consents. Neither the execution nor delivery by such Stockholder of this Agreement or any other document executed by such Stockholder in connection with this transaction nor the consummation by such Stockholder of the transactions contemplated herein or therein require the consent of any other person.
     4.6 No Adverse Litigation. Such Stockholder is not a party to any pending litigation which seeks to enjoin or restrict such Stockholder’s ability to sell or transfer the Shares nor, to the Stockholder’s knowledge, is any such litigation threatened against such Stockholder. Furthermore, there is no litigation pending or, to the Stockholder’s knowledge, threatened against such Stockholder which could be reasonably expected to have a material adverse effect on such Stockholder’s ability to consummate the transactions contemplated hereby.
     4.7 No Brokers. No broker or finder has acted for such Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of the transactions contemplated hereby based in any way upon agreements, arrangements or understandings made by or on behalf of such Stockholder.
     4.8 Other Agreements. Except as set forth on Schedule 4.8 of the Disclosure Schedule, such Stockholder has not entered into any shareholder agreements, voting agreements, voting trusts or any such other similar arrangements which have the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Stockholders as follows:
     5.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material and adverse effect on Buyer’s ability to consummate the transaction contemplated hereby.

     5.2 Due Authorization; Enforceability. The Buyer has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement are the legal, valid and binding obligations of the Buyer.
     5.3 No Violation of Order or Law; Non-Contravention. The Buyer is not a party to, subject to or bound by any law or order which would prevent the execution or delivery of this Agreement or the Escrow Agreement by Buyer or the performance by Buyer of any obligations hereunder or thereunder. The execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation or default of any provisions of Buyer’s certificate of incorporation or bylaws, or any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or, of any provision of federal or state statute, rule, regulation applicable to Buyer, in each case the violation or default of which would have a material adverse effect on Parent’s ability to consummate the transactions contemplated hereby.
     5.4 Consents; Filings. Neither the execution nor delivery by Buyer of this Agreement, the Escrow Agreement or any other document executed by Buyer in connection with this transaction nor the consummation by Buyer of the transactions contemplated herein or therein require the consent of any other person. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Buyer in connection with the consummation of the transactions contemplated by this Agreement (except for such disclosure filings as may be required by law, rule, regulation, order or decree).
     5.5 No Adverse Litigation. Buyer is not a party to any pending litigation which seeks to enjoin or restrict Buyer’s ability to acquire the Shares nor, to Buyer’s knowledge, is any such litigation threatened against Buyer. Furthermore, there is no litigation pending or, to the knowledge of Buyer, threatened against Buyer which could be reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
     5.6 No Brokers. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of the transactions contemplated hereby based in any way upon agreements, arrangements or understandings made by or on behalf of Buyer, except for a fee payable to Buyer’s financial advisor, for which the Buyer shall be solely responsible.
ARTICLE VI
CERTAIN COVENANTS
     6.1. Disclosure of Confidential Information. Each Stockholder agrees that for a period of three years after the Closing, such Stockholder shall, and shall use reasonable efforts to cause its affiliates to, hold in strictest confidence, and not to, without the prior written approval of Buyer, directly or indirectly, use for its own benefit or the benefit of any person other than Buyer, the Company or their respective affiliates or disclose to any person other than Buyer, the

Company or their respective affiliates (other than as required by law, rule, regulation, order or decree) any non-public information of any kind relating to the Company or this Agreement, except such information: (a) that is or becomes publicly available other than as a result of direct or indirect disclosure by such Stockholder in violation of its confidentiality obligations to the Company; (b) that is in such Stockholder’s possession other than by reason of his employment by or service on the board of directors of the Company or in such Stockholder’s capacity as a stockholder of the Company or as a party to any securities purchase, investor rights or similar agreement providing such stockholder with non-public information or access thereto; (c) that becomes available to such Stockholder on a non-confidential basis from a source other than the Company or any of the Company’s representatives, provided that such source was not known to such Stockholder at the time such information was first so made available to be bound by any contractual or other obligation of confidentiality to the Company; (d) that is independently developed by such Stockholder or any of such Stockholder’s representatives without the use of or reference to any of the Company’s non-public information; (e) whose disclosure is authorized by Buyer or reasonably occurs in connection with any dispute over the terms of this Agreement or the transactions contemplated hereby; or (f) as set forth on Schedule 6.1 of the Disclosure Schedule.
     6.2. Covenant Not to Compete. Each of Fred Saint and Matthew Shulman (each, a “Specified Stockholder”) agrees that:
          (a) from and after the Closing and continuing for a period of three years for Fred Saint and one year for Matthew Shulman thereafter (the “Non-Competition Period”), such Specified Stockholder shall not, directly or indirectly, on his own or in combination with others, engage or participate, anywhere in the United States, as an owner, partner, shareholder, agent, consultant or (without limitation by the specific enumeration of the foregoing) otherwise, in the business of providing commercial real estate listing services for properties, information services regarding commercial space available for lease, commercial properties for sale, commercial real estate sales transactions, physical characteristics of commercial properties, commercial tenant information, and information about commercial real estate industry professionals business (the “Restricted Business”).
          (b) Notwithstanding the provisions of paragraph (a) of this Section 6.2, such Specified Stockholder shall not be deemed to be in contravention of the provisions of paragraph (a) of this Section 6.2: (i) if the Specified Stockholder owns shares of a publicly traded company that engages in the Restricted Business and the number of shares of such company that are owned beneficially by such Specified Stockholder represent less than 2% of the total number of outstanding shares of such company; or (ii) if such Specified Stockholder is employed by a business that engages in a Restricted Business if the Specified Stockholder works in or for a business unit, division or operating subsidiary of such business that is not involved or engaged in any Restricted Business and the Specified Stockholder performs no services relating to any Restricted Business for such business.
          (c) Each Specified Stockholder recognizes that the territorial, time and scope limitations set forth in this Section 6.2 are reasonable and are required for the protection of Buyer, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction in a final and non-appealable decision, Buyer and the Specified Stockholders agree to the reduction of any such territorial, time or scope limitations to such an area, period or scope as such court shall deem reasonable under the circumstances. In the event that the Buyer brings an action before a court of competent jurisdiction against a Specified Stockholder for a breach of paragraph (a) of Section 6.2 at any time between the Closing and the 30th day after such Specified Stockholder’s Non-Competition Period, upon a final and non-appealable decision by such court that such Specified Stockholder has breached paragraph (a) of this Section 6.2, the Non-Competition Period shall be extended for the period of such breach. As set forth in Section 6.4 below, Buyer shall be entitled to all rights and remedies at law and in equity that may be available under this Agreement in connection with any breach of this Section 6.2 by any Specified Stockholder.
     6.3. Non-Disparagement. From and after the date of this Agreement, neither Buyer nor any of the Stockholders shall intentionally disparage the other party, or any officers, employees or agents of such other party.
     6.4. Injunctive Relief. Each Stockholder specifically recognizes that any breach of Section 6.1, 6.2 or 6.3 will cause irreparable injury to Buyer and that actual damages may be difficult to ascertain, and, in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Stockholders agree that in the event of any such breach, Buyer shall be entitled to seek injunctive relief in addition to such other legal and equitable remedies that may be available under this Agreement. Stockholders and Buyer recognize that the time limitation or absence of a time limitation in Sections 6.1, 6.2 or 6.3 is reasonable and properly required for the protection of Buyer and in the event that such limitation or absence is deemed to be unreasonable by a court of competent jurisdiction, Stockholders agree and submit to the imposition of such a limitation as such court shall deem reasonable.
     6.5. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Escrow Agreement and as may be necessary to transfer and convey the Shares to Buyer, on the terms herein contained, and otherwise to comply with the terms of this Agreement and the Escrow Agreement and consummate the transaction contemplated hereby and thereby.
     6.6. General Release. Each Stockholder hereby releases, agrees not to sue and forever discharges the Company (as a third party beneficiary hereof) and its affiliates (including the Buyer) and each of their respective successors and assigns (and the Company’s employees, stockholders, officers, directors, attorneys and agents and each of their respective heirs only with respect to Claims (as defined below) arising from such Stockholder’s association with the Company), of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, and expenses, past, present or future, known or unknown (collectively, the “Claims”), which such Stockholder ever had, now has or may have arising from actions, omissions, circumstances or conditions that existed at any time prior to the Closing, including without limitation any Claims arising from or in any way related to its purchase and holding of securities of the Company and, if the undersigned is or has been employed by the Company, from or in any way related to such employment (other than claims in respect of any regular salary or other recurring remuneration and benefits accrued but not paid or payable by the Company) provided, however, such release and discharge shall not include: (a) if such Stockholder is or has been an employee, independent contractor, consultant or other service provider of or to the Company, Claims in respect of any regular salary or wages, or similar time-based compensation, bonuses as set forth in the Working Capital Schedule, and reimbursement of reasonable business related expenses and benefits under health insurance and other benefit plans accrued but not paid or payable by the Company; (b) Claims with respect to the rights of such Stockholder against the Company, Buyer and their respective affiliates under this Agreement or the Escrow Agreement; (c) Claims that may not be released under applicable law or public policy; provided, however, that each Stockholder hereby waives the benefit of any such law or public policy to the maximum extent permissible; (d) Claims with respect to any matters set forth on Schedule 6.6 of the Disclosure Schedule; (e) Claims arising from commercial contracts entered into on an arm’s-length basis in the ordinary course of the Company’s business, existing on or prior to the date hereof and accrued but not yet paid by the Company; and (f) if such Stockholder is or has been a director or officer of the Company, Claims with respect to the right of such Stockholder to indemnification under the Charter or Bylaws and under any indemnification agreements with the Company. This release is binding on the Stockholder and the Stockholder’s agents, employees, stockholders, officers, directors, affiliates, subsidiaries and related companies and his or their respective heirs, personal representatives, successors and assigns.
     6.7. Escrow Fund. On the date that the Earnout Amount is due and payable, Buyer shall transfer cash in the amount of the lesser of: (a) $1,800,000; and (b) the Earnout Amount, by wire transfer of immediately available cash to an account designed in writing by The Bank of New York Trust Company, N.A., as the escrow agent, for deposit into the escrow fund established pursuant to the Escrow Agreement (the “Escrow Fund”). Any amounts in the Escrow Fund shall be used solely to satisfy any claims of the Indemnified Persons for indemnification pursuant to Article VII. Any funds in the Escrow Fund not so used shall be distributed to the persons designated on Schedule A to an account designated by the Stockholder Representative for allocation among the persons specified in Column 6 of Schedule A and in accordance with the Escrow Agreement. The Escrow Fund shall be held and disbursed solely for the purposes and in accordance with the terms hereof and the Escrow Agreement. In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.
     6.8. Employees. From the Closing through the first anniversary of the Closing, any employee of the Company who remains in the employment of the Company shall receive compensation and benefits that (considered in the aggregate, with respect to benefits) are no less favorable than the compensation and benefits received by such employee immediately prior to the Closing.
ARTICLE VII
INDEMNIFICATION; REMEDIES
     7.1. Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement will survive the Closing. Except as otherwise set forth in Section 7.2, the right to indemnification, payment of Damages (as defined in Section 7.2 below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement and the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, other than knowledge resulting from information set forth in the Disclosure Schedule.
     7.2. Indemnification and Payment of Damages by Stockholders. Subject to any applicable conditions and limitations set forth in this Article VII, Buyer and its agents, representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) will be indemnified and held harmless ((A) with respect to any matters described in Section 7.2(a) other than as a result of an actual fraud by a Stockholder, first from the Escrow Fund, if any, and then, only to the extent the Escrow Fund is funded with an amount less than $1,800,000, by the Stockholders individually, and (B) with respect to any other matter, by the breaching Stockholder individually and not from the Escrow Fund) against the amount of, any loss, liability, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly, or indirectly through its ownership of the Company as a wholly-owned subsidiary, from:
          (a) any breach of any representation or warranty made by the Stockholders in Article III of this Agreement;
          (b) any breach of any representation or warranty made by a Stockholder in Article IV of this Agreement; or
          (c) any breach by a Stockholder of, or failure of such Stockholder to comply with, any covenant or obligation of such Stockholder in this Agreement.
     The right to indemnification provided in this Section 7.2 will be the exclusive remedy of Buyer and the other Indemnified Persons with respect to any breach of any representation or warranty, covenant or agreement hereunder by or of the Stockholders, or any of them; provided, however, that Buyer shall not be precluded from seeking injunctive relief that may be available to it under Section 6.4. In no event shall a Stockholder be liable for the breach of any representation or warranty made by another Stockholder in Article IV or any breach by another Stockholder of, or failure of another Stockholder to comply with, any covenant or obligation of such other Stockholder in this Agreement.
     7.3. Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless the Stockholders and each of them against the amount of any Damages arising from (a) any breach of any representation or warranty made by Buyer in this Agreement, and (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.
     7.4. Time Limitations. Except for Claims resulting from the actual fraud of a Stockholder, which shall expire at the applicable statutes of limitation, Stockholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty made by the Stockholders or any of them herein, and any covenant or obligation of the Stockholders or any of them to be performed and complied with prior to the Closing, unless on or before the earlier of: (a) the completion of the audit of the Company’s financial statements as of and for the period ended December 31, 2008; or (b) March 31, 2009 (the “Termination Date”), Buyer delivers to the Stockholder Representative an Officer’s Certificate (as defined in Section 7.8) alleging the existence of an inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by or of any Stockholder in this Agreement, specifying a claim for recovery under this Article VII and the factual basis of that claim in reasonable detail to the extent then known by Buyer. If a Claim Notice is delivered, Stockholders will remain subject to possible liability for indemnification until such time as such claim is fully and finally resolved pursuant to the procedures set forth in Sections 7.8 and 7.9.
     7.5. Other Limitations.
     (a) The Stockholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2 until the total of all Damages with respect to such matters exceeds $100,000, and in such event, Stockholders will be liable for all Damages, including the initial $100,000. This Section 7.5(a) shall not apply to any liability with respect to a breach of representation and warranty made in the last sentence of Section 3.12.
     (b) The aggregate liability of each Stockholder (for indemnification or otherwise) with respect to any matter described in Sections 7.2(a) shall not exceed such Stockholder’s portion (as specified in Column 5 of Schedule A) of the amount of Damages; provided, however, that this paragraph shall not apply to any particular Stockholder with respect to any actual fraud by such Stockholder. The aggregate liability of each Stockholder hereunder (for indemnification or otherwise) shall not exceed the Purchase Price received by such Stockholder.
     (c) None of the Stockholders shall have any further liability for indemnification or otherwise hereunder with respect to any matter described in Section 7.2(a) after the aggregate amount of the Damages which the Indemnified Persons would be otherwise entitled (by payment under the Escrow Agreement, or direct recovery from the Stockholders, or otherwise) would exceed $1,800,000; provided, however, that this paragraph shall not apply to any particular Stockholder with respect to any actual fraud by such Stockholder..
     (d) The amount of any Damages that are subject to indemnification under this Article VII shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by Buyer, the Company or any of their respective affiliates as reimbursement or compensation for such Damages. In the event that any such insurance recovery is made by Buyer, the Company or any of their respective affiliates with respect to any Damages for which any Indemnified Person has received payment for indemnification hereunder, then a refund equal to the aggregate amount of such recovery shall be made promptly to an account designated by the Stockholder Representative for allocation among the Stockholders as specified in Column 5 of Schedule A. Buyer shall not be liable for any failure to pursue an insurance claim except if such failure is due to Buyer’s bad faith, gross negligence or willful misconduct.
     (e) Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, products, prospects, employees and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer is relying and has relied only on the results of its own independent investigation and verification and the representations and warranties of the Stockholders expressly and specifically set forth in Articles III and IV. Buyer acknowledges that, except as expressly provided in Articles III and IV, Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. The representations and warranties of the Stockholders set forth in Articles III and IV constitute the sole and exclusive representations and warranties to Buyer in connection with the transactions contemplated by this Agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the quality, quantity or condition of the assets of the Company) are specifically disclaimed by the Stockholders. Buyer acknowledges and agrees that no current or former stockholder, director, officer, employee, affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in this Agreement.
     7.6 Intentionally Omitted.
     7.7. Procedures for Indemnification — Third Party Claims.
          (a) Promptly after receipt by a party entitled to indemnification under Section 7.2 or 7.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim for indemnification is to be made against an indemnifying party under Article VII, give written notice to the indemnifying party of the commencement of such Proceeding with supporting analysis or appropriate documentation, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party under Article VII, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 7.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it conducts such defense with reasonable diligence, be liable to the indemnified party under this Article for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, except as set forth in the last sentence of this Section

7.7(b), the costs and expenses of such defense shall be borne by the indemnifying party in addition to its indemnification obligations hereunder (and shall not be applied to any maximum indemnification liability hereunder), and no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent, which will not be unreasonably withheld. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten business days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnified party may proceed to assume defense of such Proceeding and the fees and expenses of such defense shall be indemnified hereunder and applied to any maximum indemnification liability hereunder. If the indemnified party so assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnified party without the indemnifying party’s consent, which will not be unreasonably withheld. In the event that the indemnified party fails to assume the defense of such Proceeding after the indemnifying party initially declines to elect to assume such defense, the indemnifying party will then be entitled to assume the defense of such Proceeding and the fees and expenses with respect to such defense will be payable solely from the Escrow Fund.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) Stockholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Stockholders with respect to such a claim anywhere in the world.
          (e) For purposes of this Section 7.7 and as provided in Section 8.1 hereof, notice to the Stockholder Representative shall constitute notice to all of the Stockholders, and consents and other decisions of the Stockholder Representative shall be considered consents and decisions on behalf of all of the Stockholders.
          (f) In the event that the Stockholder Representative has consented in writing to a settlement of a third party claim, the Stockholder Representative shall have no power or authority to object under this Article VII to the amount of any claim by Buyer against the Escrow Fund consistent with such settlement. If a Stockholder or the Stockholder Representative (acting on behalf of the Stockholders) assumes defense of a third party claim in accordance with the last sentence of Section 7.7(b), such Stockholder or Stockholder Representative shall be entitled to be reimbursed out of the Escrow Fund any fees of counsel or other expenses with respect to the defense of such Proceeding incurred by the Stockholders, prior to the release of any amounts pursuant to Section 6, subject to the delivery to Buyer and the Escrow Agent of reasonable documentation of such expenses (which documentation may be redacted to remove privileged or confidential information).
     7.8. Procedure for Indemnification — Other Claims.
          (a) To make a claim against the Escrow Fund for indemnification under this Article VII, Buyer shall deliver to the Escrow Agent at any time from the date that the Earnout Amount is due and payable to the Termination Date a certificate signed by any officer of Buyer (an “Officer’s Certificate”):
               (i) stating that Buyer or any other Indemnified Person has paid or reasonably anticipates that it will have to pay or incur Damages arising from breach(es) of any representation, warranty, covenant or obligation of any Stockholder under this Agreement which on a cumulative basis with all prior Damages exceed $100,000, and
               (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, including a good faith estimate of the aggregate dollar amount of such Damages (the “Claimed Amount”), the date each such item was paid or incurred, or the basis for such anticipated liability, and the specific representation, warranty, covenant or obligation alleged to have been breached by an indemnifying party.
          (b) At the time of delivery of any Officer’s Certificate to Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative and for a period of 30 days after receipt of the Officer’s Certificate, Escrow Agent shall make no delivery to Buyer from the Escrow Fund unless Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such 30 day period, Escrow Agent shall make delivery from the Escrow Fund the Claimed Amount, provided that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Escrow Agent prior to the expiration of such 30 day period. The Stockholder Representative shall also deliver a copy of such written statement to Buyer concurrently with such delivery to the Escrow Agent. The Escrow Agent shall send a copy of any written notice or communication that it receives from Buyer to the Stockholder Representative and a copy of any written notice that it receives from the Stockholder Representative to Buyer promptly after receipt of such written notice or communication.
          (c) In case the Stockholder Representative shall so object in writing to any claim or claims made in any Officer’s Certificate, the Stockholder Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within 45 days after Escrow Agent’s receipt of the Stockholder Representative’s written objection to the claim pursuant to Section 7.8(b) (the “Negotiation Period”). If the Stockholder Representative and Buyer should so agree during the Negotiation Period, a memorandum setting forth such agreement (including agreement stipulating the amount owed to the Indemnified Persons (the “Stipulated Amount”) shall be prepared and signed by both parties and shall be furnished to Escrow Agent. Escrow Agent shall be entitled to rely on any such memorandum and distribute the Stipulated Amount (or such lesser amount as may remain in the Escrow Fund) from the Escrow Fund to the Buyer within 5 business days of receiving such signed memorandum. If no such agreement has been reached by the end of the Negotiation Period, either Buyer or the Stockholder Representative may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained by settlement or a non-appealable decision of a court of competent jurisdiction or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by a single arbitrator, selected by mutual agreement of the parties or otherwise in accordance with the then prevailing rules of the American Arbitration Association as adopted by the State of Delaware. Arbitration in accordance with the terms hereof shall be the sole and exclusive monetary remedy of the Indemnified Persons for any indemnification claims and the award by the arbitrator shall be enforceable in any court of competent jurisdiction. The arbitration shall be conducted in Wilmington, Delaware, or such other jurisdiction as agreed to by Buyer and the Stockholder Representative. The written decision of the arbitrator as to the validity and amount of any claim (the “Judgment Amount”) in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.8(b) hereof, Escrow Agent shall be entitled to distribute to the Buyer the Judgment Amount (or such lesser amount as may remain in the Escrow Fund) from the Escrow Fund within 5 business days of receiving such written decision. Notwithstanding the foregoing, any party shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction that may be available to such party under the Purchase Agreement. Fifty percent (50%) of the costs of such arbitration (including the fees of the arbitrator, but excluding any individual legal or other related fees incurred by either Buyer or the Stockholders) shall be paid by Buyer and fifty percent (50%) of such expenses shall be paid by the Stockholders.
          (d) On the Termination Date, all amounts then remaining in the Escrow Fund shall be delivered to the persons designated on Schedule A; provided, however, that an amount, which, in the reasonable judgment of Buyer, subject to the objection of the Stockholder Representative and the subsequent negotiation and arbitration of the matter in the manner provided in Section 4 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to Escrow Agent prior to the Termination Date with respect to facts and circumstances existing on or prior to the Termination Date shall remain in the Escrow Fund until such claims have been resolved. As soon as all such claims have been resolved, Escrow Agent shall deliver to the persons designated on Schedule A all amounts then remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of any remaining amounts in the Escrow Fund to the persons designated on Schedule A pursuant to this Section 7.8 shall be made to an account designated by the Stockholder Representative for allocation among the persons as specified in Column 6 of Schedule A.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Stockholder Representative.
          (a) Each Stockholder hereby irrevocably designates Scripps Ventures II, LLC as the Stockholder Representative and, in such capacity, as such Stockholder’s representative, agent and attorney-in-fact for all purposes of this Agreement and the Escrow Agreement, and through whom all actions on behalf of such Stockholder relating to Section 1.2 and Articles VII and VIII of this Agreement and the Escrow Agreement, including those acts as are required, authorized or contemplated by Article VII with respect to a claim or the settlement or defense thereof, shall be made or directed, and hereby acknowledge that the Stockholder Representative shall be the only person authorized to take any action so required on behalf of the Stockholders. Each Stockholder agrees to the following provisions in this Section 8.1 pertaining to the Stockholder Representative and further agrees that such Stockholder shall be bound by any and all actions taken by the Stockholder Representative on such Stockholder’s behalf.
          (b) Buyer shall be entitled to rely upon any communication or writings given or executed by the Stockholder Representative as being on behalf of all of the Stockholders. All notices to be sent to any Stockholder pursuant to this Agreement or the Escrow Agreement shall be addressed to the Stockholder Representative and any notice so sent shall be deemed notice to each Stockholder hereunder and thereunder.
          (c) The Stockholder Representative shall have full power in the Stockholders’ names and on their behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholder Representative; and in general to do all things and to perform all acts deemed necessary or advisable, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or in connection with this Agreement or the Escrow Agreement and consenting to, paying, contesting, arbitrating, litigating or settling any claim or alleged claim asserted hereunder. This power of attorney and all authority hereby conferred is granted coupled with the interest of the parties hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder or by operation of law, whether by death or other event.
          (d) The Stockholder Representative shall not be personally liable for damages, losses or expenses arising from its actions as Stockholder Representative, except for gross negligence or willful misconduct on the part of the Stockholder Representative. The Stockholder Representative shall not incur any liability arising from its actions as Stockholder Representative for (i) any act or failure to act taken or omitted in good faith, (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement or the Escrow Agreement, that he shall in good faith believe to be genuine, or with respect to which he in good faith reasonably believes to be authorized or within the rights or powers conferred upon it by this Section 8.1, or (iii) forgeries, fraud, impersonations by any other person, or determining the scope of any representative authority. In addition, the Stockholder Representative may consult with its internal or external legal counsel in connection with its duties as Stockholder Representative under this Agreement and the Escrow Agreement and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel, and such advice of counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by it in such capacity and good faith and in accordance with such opinion of counsel. The Stockholder Representative shall not be responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement or the Escrow Agreement. The Stockholder Representative shall not be responsible to the other Stockholders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it, and the Stockholder Representative shall be entitled to receive reimbursement for any and all expenses incurred by it in connection with obtaining any assistance hereunder in such capacity.

          (e) If any controversy arises among the parties to this Agreement or the Escrow Agreement or with any other party, concerning the subject matter of this Section 8.1, its terms or conditions, the Stockholder Representative will not be required to determine the controversy or to take any action regarding it.
          (f) Each Stockholder shall indemnify and hold harmless the Stockholder Representative and shall share (as specified in Column 5 of Schedule A) any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and attorneys’ fees, including any attorneys’ fees of the Stockholder Representative) which the Stockholder Representative may incur or which may be imposed on it in connection with the performance of its duties under this Agreement or the Escrow Agreement, including any litigation arising from this Agreement or the Escrow Agreement, but not including losses, claims, damages, liabilities or expenses arising out of gross negligence or willful misconduct on the part of the Stockholder Representative. Each Stockholder acknowledges that it is responsible for its share (as specified in Column 5 of Schedule A) of the expenses that may be incurred by the Stockholder Representative in carrying out its obligations under this Agreement and that an aggregate of $200,000 is being deducted from the Purchase Price to provide funds to cover the initial expenses of the Stockholder Representative. Any remaining funds advanced to the Stockholder Representative for expenses shall be returned to the Stockholders at such time as the Stockholder Representative determines to be appropriate. In the event that additional amount is, in the Stockholder Representative’s reasonable determination, required to cover expenses of the Stockholder Representative in carrying out its obligations under this Agreement, the Stockholders shall pay such amount to the Stockholder Representative based on the allocation set forth in Column 5 of Schedule A within five business days upon the written request of the Stockholder Representative.
          (g) The Stockholder Representative may resign at any time upon giving at least twenty (20) days’ written notice to the Stockholders and Buyer; provided, however, that no such resignation shall become effective until the appointment of a successor Stockholder Representative which shall be accomplished as follows: The resigning Stockholder Representative and the Stockholders shall use their best efforts to mutually agree on a successor within 20 days after receiving such notice. If they fail to agree upon a successor within such time, the Stockholder Representative shall have the unilateral right to appoint a successor. Upon the death, resignation or inability of the Stockholder Representative, the vacancy thereby occurring shall be filled by the appointment of a successor named by a majority in interest of the Stockholders, and such successor shall execute a written consent to act as Stockholder Representative, under the terms of this Agreement. Upon such appointment, the predecessor Stockholder Representative shall be discharged from any further duties and liability under this Agreement and the Escrow Agreement, except for obligations or liabilities arising by reason of prior gross negligence or willful misconduct on the part of the Stockholders Representative.
          (h) Notwithstanding anything to the contrary herein, each Indemnified Person shall deal exclusively with the breaching Stockholder and not with the Stockholder Representative in connection with any matter described in Sections 7.2(b) or 7.2(c) or any matter involving actual fraud by a Stockholder. No Indemnified Person shall have any Claims against the Stockholder Representative or be entitled to rely upon the Stockholder Representative’s action or inaction in connection with any matter described in Sections 7.2(b) or 7.2(c) or any matter involved actual fraud by a Stockholder.

     8.2. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses.
     8.3. Public Announcements. Following the Closing, the Buyer shall issue a press release in substantially the form attached hereto as Schedule E. Any public announcement or similar publicity with respect to this Agreement will be issued only at such time and in such manner as Buyer shall determine, and any such announcement or publicity issued by any Stockholder shall be subject to the prior approval by the Buyer.
     8.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is also mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
Stockholders:
c/o Stockholder Representative
Scripps Ventures II, LLC
200 Madison Avenue
New York, New York 10016
Attention: General Counsel
Telecopier: 212-293-8570
     With a copy (which shall not constitute notice) to:
Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, New York 10036
Attention: Scott L. Kaufman
Telecopier: 212-479-6275
Buyer:
LoopNet, Inc.
181 W. Huntington Drive, Suite 208
Monrovia, CA 91016
Attention: Jason Greenman

Telecopier: 415-449-3530
     With a copy (which shall not constitute notice) to:
Heller Ehrman LLP
333 South Hope Street
Los Angeles, CA 90071
Attention: Lawrence Weeks
Telecopier: (213) 614-1868
     8.5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     8.6. Consent and Waiver; Termination of Existing Agreement. Each of the Stockholders hereby gives any consents (including any waivers of applicable notice periods) that are required for the consummation of the transactions contemplated by this Agreement, whether such consents are required under the terms of any contract to which such Stockholder is a party (including the Amended and Restated Stockholders’ Agreement of the Company, dated as of March 28, 2002, as amended (the “Stockholders Agreement”), under the Charter, under any legal requirement or otherwise. If and to the extent a Stockholder is a party to the any of the agreements listed in the Terminated Agreement Schedule, such Stockholder agrees to the termination of such agreements, such termination to be effective immediately prior to the Closing.
     8.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the letter agreement between Buyer and the Company dated July 9, 2007) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     8.8. Assignments, Successors, and No Third-Party Rights. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement (and any such successors or assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement (except as expressly provided herein with respect to the Company as a third-party beneficiary).
     8.9. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     8.10. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.
     8.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer: LoopNet, Inc.
By:
Title:

Stockholders: Scripps Ventures, LLC	The New York Times Company
By:	By:
Title:	Title:

Scripps Ventures II, LLC	Media Farm, LLC
By:	By:
Title:	Title:

Islandia, L.P.
By:
Title:

Frederick G. Saint	Matthew Shulman

Peter Shulman	Scott Shapiro

Stockholder Representative Scripps Ventures II, LLC
By:
Title: